Exhibit 99.1

GAME PLAN HOLDINGS, INC. OFFICER NAMED AS A DEFENDANT IN A LAWSUIT RELATED TO PRACTICES OF FORMER EMPLOYER

BOSTON, MA, December 11, 2013, Game Plan Holdings, Inc. (OTC: GPLH) (the “Company”), a nutritional supplements company that sells its proprietary products online through a network of fitness professionals, has been informed that Andrew Bachman, the Company’s President, CEO, CFO, and Chairman, was recently named as a defendant in a lawsuit filed by the Federal Trade Commission in the United States District Court for the Central District of California. The complaint alleges, among other things, that entities including, without limitation, Tatto, Inc., Shaboom Media, LLC, and Virtus Media, LLC engaged in deceptive acts and unfair billing practices in violation of the Federal Trade Commission Act. Mr. Bachman, who was named in both his individual and corporate capacities, was an officer of Tatto, Inc., Shaboom Media, LLC, and Virtus Media, LLC and is alleged to have participated in the acts and practices set forth in the complaint. Game Plan Holdings, Inc. is not named in the complaint and the Company believes that its operations are not associated with the Federal Trade Commission’s allegations.

Andrew Bachman noted, “my legal representatives and I are presently discussing this litigation with the Federal Trade Commission and I intend to cooperate fully with the investigation. I wish to assure shareholders that the operations of Game Plan Holdings, Inc. are not named in the Federal Trade Commission’s complaint and that nothing associated with Game Plan Holdings, Inc.’s business is related to the claims set forth in the complaint.”

About Game Plan Holdings, Inc.

The Company develops tools and products focused upon the intersection of three important market trends: proprietary nutritional supplements, sales completed through personal trainers and other fitness professionals, and the utilization of online and mobile tools. These tools allow affiliated fitness professionals to coordinate fitness goals with the Company’s nutritional supplements at the key points of contact before, during, and after workouts and related consultations.

Forward Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Game Plan Holdings, Inc.'s products, the introduction of new products, the Company's ability to maintain customer and strategic business relationships, the impact of competitive platforms, products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Game Plan Holdings, Inc.'s filings with the United States Securities and Exchange Commission. Game Plan Holdings, Inc. doesn’t undertake, and it specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.